FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 7, 2016 (December 7, 2016)

 CIT GROUP INC.

(Exact name of registrant as specified in its charter)

Delaware	001-31369	65-1051192
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of incorporation)		Identification No.)

11 W. 42nd Street
New York, New York 10036

(Address of registrant’s principal executive office)

Registrant's telephone number, including area code: (212) 461-5200

Not Applicable

_________________________________________________________________________________________

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[   ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[   ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[   ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[   ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 – Registrant’s Business and Operations

Item 1.02. Termination of a Material Definitive Agreement.

On December 7, 2016, CIT Financial Ltd. (“CFL”), a wholly-owned indirect subsidiary of CIT Group Inc. (the “Company”), entered into a Fourth Amended and Restated Confirmation (the “Termination Agreement”) with Goldman Sachs International (“GSI”), a company organized under the laws of England and Wales, to terminate the $1.5 billion total return swap facility (the “Canadian TRS Facility”), evidenced by that certain 1992 ISDA Master Agreement (Multicurrency – Cross Border), dated as of June 6, 2008, by and among GSI and CFL (as amended, modified or supplemented from time to time, including by (i) that certain Amended and Restated Schedule to the ISDA Master Agreement, dated as of October 25, 2011, (ii) that certain Credit Support Annex to the Schedule to the Master Agreement, dated as of June 6, 2008, and (iii) that certain Third Amended and Restated Confirmation, dated June 28, 2012, and collectively, the “ISDA”).

Under the Termination Agreement, the Canadian TRS Facility will terminate on March 31, 2017, or such earlier date designated by CFL upon five business days’ prior notice delivered to GSI on or after January 2, 2017.

The Canadian TRS Facility is a financing facility structured as a total return swap, under which the unutilized portion available for advances is accounted for as a derivative and recorded at its estimated fair value. At September 30, 2016, a total of approximately $440 million was utilized under the Canadian TRS Facility and approximately $1.1 billion of the Canadian TRS Facility was unutilized. The utilized portion of the Canadian TRS Facility consisted entirely of assets related to a commercial aircraft securitization transaction.

In order to prepare for the previously announced sale of the Company’s commercial aircraft leasing business to Avolon Holdings Limited, CIT will redeem the commercial aircraft securitization transaction currently utilized as a reference obligation in the Canadian TRS Facility, causing the Canadian TRS Facility to become fully unutilized. After an evaluation of various alternatives and in connection with the Company’s continued transformation to a commercial bank model, the Company now expects the facility to remain unutilized for its remaining life.  As a result, the Company and its Board of Directors have decided to terminate the Canadian TRS Facility in order to further simplify the Company’s business model and reduce earnings volatility resulting from the mark-to-market of the Canadian TRS Facility.

The Termination Agreement requires payment by CFL to GSI on December 7, 2016, of the present value of the remaining facility fee in an amount equal to approximately $280 million. The termination fee and the reduction of the liability associated with the Canadian TRS Facility derivative of approximately $37 million at September 30, 2016, will result in a net pretax charge for the Company of approximately $245 million in the fourth quarter of 2016. The impact of this net charge to the Company’s capital ratio is a reduction of approximately 0.30%.

As a result of the Termination Agreement, the unsecured counterparty receivable held by GSI under the Canadian TRS Facility will be released and, therefore, the Company expects the Termination Agreement to have a minimal impact on its available liquidity.

Section 2 – Financial Information

Item 2.04. Triggering Events That Accelerate or Increase a Direct Financial Obligation or Obligations under an Off-Balance Sheet Arrangement.

The information contained in “Item 1.02. Termination of a Material Definitive Agreement” above with respect to the termination of the Canadian TRS Facility is hereby incorporated by reference into this Item 2.04.

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Forward-Looking Statements

This Form 8-K contains forward-looking statements within the meaning of applicable federal securities laws that are based upon our current expectations and assumptions concerning future events, which are subject to a number of risks and uncertainties that could cause actual results to differ materially from those anticipated. The words “expect,” “anticipate,” “estimate,” “forecast,” “initiative,” “objective,” “plan,” “goal,” “project,” “outlook,” “priorities,” “target,” “intend,” “evaluate,” “pursue,” “commence,” “seek,” “may,” “would,” “could,” “should,” “believe,” “potential,” “continue,” or the negative of any of those words or similar expressions is intended to identify forward-looking statements. All statements contained in this Form 8-K, other than statements of historical fact, including without limitation, statements about our plans, strategies, prospects and expectations regarding future events and our financial performance, are forward-looking statements that involve certain risks and uncertainties. While these statements represent our current judgment on what the future may hold, and we believe these judgments are reasonable, these statements are not guarantees of any events or financial results, and our actual results may differ materially. Important factors that could cause our actual results to be materially different from our expectations include, among others, the risk that CIT is unable to react to and address key business and regulatory issues, the risk that CIT is unable to achieve the projected revenue growth from its new business initiatives or the projected expense reductions from efficiency improvements, and the risk that CIT becomes subject to liquidity constraints and higher funding costs. We describe these and other risks that could affect our results in Item 1A, “Risk Factors,” of our latest Annual Report on Form 10-K for the year ended December 31, 2015, which was filed with the Securities and Exchange Commission. Accordingly, you should not place undue reliance on the forward-looking statements contained in this Form 8-K. These forward-looking statements speak only as of the date on which the statements were made. CIT undertakes no obligation to update publicly or otherwise revise any forward-looking statements, except where expressly required by law.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CIT GROUP INC.
(Registrant)
By:	/s/ E. Carol Hayles
Name: E. Carol Hayles
Title: Executive Vice President & Chief Financial Officer

Dated: December 7, 2016